EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

VNUE, INC.,

VNUE ACQUISITION CORP.,

STAGE IT CORP.,

and

EVAN LOWENSTEIN, as

STOCKHOLDERS’ REPRESENTATIVE

Dated as of February 13, 2022

Index of Exhibits

Exhibit A –	Form of Voting Agreement

Exhibit B –	Form of Closing Payment Certificate

Exhibit C –	Directors and Officers of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2022, is entered into by and among VNUE, Inc., a Nevada corporation (the “Parent”), VNUE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), Stage It Corp., a Delaware corporation (the “Company”) and the Stockholders’ Representative (as defined below).

RECITALS

WHEREAS, (i) the respective Boards of Directors of the Parent, the Merger Sub, and the Company have deemed it advisable and in the best interests of their respective stockholders that the Company be acquired by the Parent, which acquisition is to be effected by the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of the Parent (the “Merger”), on the terms and subject to the conditions set forth herein, (ii) such Boards of Directors have approved this Agreement and the Merger, and (iii) the Board of Directors of the Company (the “Company Board”) has recommended the approval of this Agreement and the Merger by the Stockholders;

WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code (as defined below) and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company who hold shares of Company Common Stock and Company Preferred Stock with sufficient voting power to approve the Merger and this Merger Agreement are entering into a voting agreement with Parent (a “Voting Agreement”), dated the date hereof and substantially in the form attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“AAA” has the meaning set forth in Section 5.11(e).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.19.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.05.

“Assumed Liabilities” has the meaning set forth in Section 2.08(a).

“Articles of Merger” has the meaning set forth in Section 2.04.

“Artist Payments” has the meaning set forth in Section 2.08(a).

“Average VWAP” means the volume weighted average price per share of Parent Common Stock on The OTC Market, for the consecutive period of fifteen (15) trading days preceding (and including) the third trading day prior to the Closing Date, as reported on the Principal Market or by another reputable source such as Bloomberg, L.P., provided that if Parent Common Stock is not quoted on The OTC Market during the entire 15-trading day measurement period the Average VWAP shall be the fair market value as determined by the Parent’s Board of Directors in good faith.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, or other similar agreement, plan, policy, program, or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in the State of California or the State of Nevada are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash Consideration” has the meaning set forth in Section 2.08(a).

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash Consideration” has the meaning set forth in Section 2.08(a)(i).

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Amount” means, as of immediately prior to the Effective Time, the aggregate amount of outstanding Indebtedness of the Company, including all accrued and unpaid interest, prepayment penalties or fees, and other unpaid fees and expenses payable in respect of such Indebtedness through the Effective Time.

“Closing Indebtedness Payoff Amount” means the amount of outstanding Indebtedness of the Company that shall be paid at Closing.

“Closing Payment Certificate” means a certificate, in the form attached hereto as Exhibit B, signed by the Company, dated the Closing Date, that sets forth (a) the total Closing Indebtedness Amount, (b) an itemized list of the Closing Indebtedness Payoff Amount, each Person to whom any such Indebtedness is owed, together with the wire instructions for such Person for the payoff thereof, (c) an itemized list of the Post-Closing Indebtedness Payoff Amount, each Person to whom any such Indebtedness is owed, together with the wire instructions for such Person for the payoff thereof, (d) an itemized list of the Assumed Liabilities, (d) all amounts paid from the Parent Advance Amount, and (e) the number of issued and outstanding Company Shares held by each Stockholder and the Merger Consideration payable to each Company Holder. The Company shall be solely responsible for the accuracy of the information contained in the Closing Payment Certificate. The Parent will be entitled to rely conclusively on the amounts and other information set forth in the Closing Payment Certificate.

“Closing Shares” has the meaning set forth in Section 2.08(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the Internal Revenue Service pursuant thereto.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Change in Control Obligations” means transactional bonuses that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company prior to the Closing Date and severance payments that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company prior to the Closing Date.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Convertible Notes” means the Company’s outstanding convertible promissory notes as set forth on the Closing Payment Certificate.

“Company Holder” means each record holder of Company Convertible Notes or Company Shares.

“Company Holder Indemnitees” has the meaning set forth in Section 8.03.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary, or otherwise bound and that is material to the Company or its operations or that restricts or grants others rights to any material Company Intellectual Property.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application, or other filing by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Company or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof or any natural or man-made disaster or acts of God; (v) any action required or permitted by this Agreement, except pursuant to Section 3.04 and Section 5.04; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Company Preferred Stock” means the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A-3 Preferred Stock.

“Company Securities” means the Company Convertible Notes and Company Shares.

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.

“Company Series A-2 Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series A-3 Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Shares” means shares of Company Common Stock or Company Preferred Stock.

“Company Transaction Expenses” means all costs, fees, and expenses incurred (whether or not invoiced or accrued) by the Company in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of advisors and consultants (including investment bankers, brokers, lawyers, and accountants) arising out of, relating to, or incidental to the discussion, evaluation, negotiation, and documentation of the transactions contemplated hereby.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“D&O Cap Amount” has the meaning set forth in Section 5.05(c)

“D&O Indemnified Party” has the meaning set forth in Section 5.05(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.05(b).

“D&O Tail Policy” has the meaning set forth in Section 5.05(c).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Earnout Price Per Share” means the volume weighted average price per share of Parent Common Stock on The OTC Market, for the consecutive period of fifteen (15) trading days preceding (and including) the third trading day prior to the applicable release date of any Earnout Shares, as reported on the Principal Market or by another reputable source such as Bloomberg, L.P., provided that if Parent Common Stock is not quoted on The OTC Market during the entire 15-trading day measurement period the Earnout Price Per Share shall be the fair market value as determined by the Parent’s Board of Directors in good faith.

“Earnout Period” means the period beginning at the Effective Time and ending on the 24-month anniversary of the Effective Time, provided that if the conditions in clauses (A) and (B) of Section 5.11(b)(v) are satisfied, the Earnout Period shall extend until the 36-month anniversary of the Effective Time.

“Earnout Shares” means the First Tranche Earnout Shares, Second Tranche Earnout Shares, Third Tranche Earnout Shares and Fourth Tranche Earnout Shares, adjusted proportionately where Parent undergoes a corporate action to consolidate its outstanding shares, such as in a reverse split of its outstanding common stock.

“Earnout Statement” has the meaning set forth in Section 5.11(e).

“Earnout Targets” has the meaning set forth in Section 5.11.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Extended Earnout Month” has the meaning set forth in Section 5.11.

“Finally Determined Loss” has the meaning set forth in Section 8.06(a)

“Financial Statements” has the meaning set forth in Section 3.05.

“First Tranche Earnout Shares” has the meaning set forth in Section 2.08(a).

“First Tranche Period” has the meaning set forth in Section 5.11.

“Fourth Tranche Period” has the meaning set forth in Section 5.11.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Government Contracts” has the meaning set forth in Section 3.08(a)(viii).

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, any agency or instrumentality of such government or political subdivision, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Holdback Amount” has the meaning set forth in Section 2.08(a)(iv).

“Holdback Price Per Share” means the volume weighted average price per share of Parent Common Stock on The OTC Market, for the consecutive period of fifteen (15) trading days preceding (and including) the third trading day prior to the applicable release date of any portion of the Holdback Amount, as reported on the Principal Market or by another reputable source such as Bloomberg, L.P., provided that if Parent Common Stock is not quoted on The OTC Market during the entire 15-trading day measurement period the Holdback Price Per Share shall be the fair market value as determined by the Parent’s Board of Directors in good faith.

“Holdback Shares” means Merger Shares issued on release of any portion of the Holdback Amount in accordance with Section 8.06.

“Indebtedness” means, without duplication and with respect to the Company, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit, or similar facilities, (g) all obligations under any interest rate, currency swap, or other hedging agreement or arrangement, (h) all obligations in the nature of guarantees made by the Company on behalf of any third party in respect of the obligations described in clauses (a) through (g), above, and (i) any unpaid interest or prepayment, exit, or rescheduling or other penalties, premiums, costs, and/or fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Proportion” means, as to each Company Holder, other than Non-Accredited Holders, the quotient of (a) the total Merger Consideration payable to such Company Holder pursuant to this Merger Agreement, divided by (b) the total Merger Consideration payable to all Company Holders, other than Non-Accredited Holders, as shown in the Closing Payment Certificate.

“Independent Accountant” has the meaning set forth in Section 6.04(b).

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:  (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Interim Balance Sheet” has the meaning set forth in Section 3.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.08(a).

“Merger Shares” means, adjusted proportionately where Parent undergoes a corporate action to consolidate its outstanding shares, such as in a reverse split, shares of Parent Common Stock. Merger Shares will be “restricted securities” under the federal securities laws and will contain the appropriate restrictive legend. Merger Shares that constitute Closing Shares or Holdback Shares shall be locked up for a period of twelve (12) months following the Closing (non-tradeable). Merger Shares that constitute Earnout Shares shall be locked up for a period of six (6) months after issuance (non-tradeable).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Negotiation Period” has the meaning set forth in Section 5.11(e).

“Non-Accredited Holder” means a Stockholder who is not an “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended).

“Notice of Objection” has the meaning set forth in Section 5.11(e).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations, or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation, or association and its partnership agreement (in each case, limited, limited liability, general, or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general, or otherwise), limited liability company, or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Advance Amount” means an amount up to $599,068 that Parent has advanced prior to the date hereof or may advance prior to Closing, which has been used or shall be used to pay some of the obligations specified in the Closing Payment Certificate.  This Parent Advance Amount does not include an additional $315,000 loaned to the Company by the Parent, which was also used for some of the obligations specified in the Closing Payment Certificate.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Change of Control” means, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than  of the combined voting power of the Parent is acquired by any 50% “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than Parent, any subsidiary of Parent, or any trustee or other fiduciary holding securities under an employee benefit plan of Parent), (ii) the merger or consolidation of Parent with or into another corporation where the shareholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), in substantially the same proportion as their ownership of Parent immediately prior to such sale or disposition, or (iii) the sale or other disposition of all or substantially all of Parent’s assets to an entity, other than a sale or disposition by Parent of all or substantially all of Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of Parent, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of Parent immediately prior to such sale or disposition.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of the Parent.

 “Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Parent or (b) the ability of the Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to:  (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Parent operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof or any natural or man-made disaster or acts of God; (v) any action required or permitted by this Agreement, except pursuant to Section 4.02 and Section 5.04; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Parent compared to other participants in the industries in which the Parent conducts its businesses.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent Promissory Notes” means the promissory notes issued by the Company to Parent in the principal amount of $315,000 for loans made prior to Closing (not including any advanced from the Parent Advance Amount).

“Parent Promissory Note Outstanding Amount” has the meaning set forth in Section 2.08(a).

“Parent SEC Reports” has the meaning set forth in Section 4.07(b).

“Parent Shares” means, the Closing Shares, Earnout and Holdback Shares to be issued by Parent pursuant to this Agreement.

“Parent Transaction Expenses” means all costs, fees, and expenses incurred (whether or not invoiced or accrued) by the Parent in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of advisors and consultants (including investment bankers, brokers, lawyers, and accountants) arising out of, relating to, or incidental to the discussion, evaluation, negotiation, and documentation of the transactions contemplated hereby as set forth on Schedule 1.1.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Indebtedness Payoff Amount” has the meaning set forth in Section 2.08(a).

“Post-Closing Payment Date” means, following the Effective Time, the date ten calendar days from the date Parent has filed a registration statement registering shares of common stock underlying the Parent’s outstanding Series B Preferred Stock and warrants in favor of GHS Investments, LLC with the Commission, whereupon GHS Investments, LLC funds the second tranche to the Parent, or such other date as agreed with the holder of the applicable Indebtedness in a written agreement approved by Parent. Parent and the Company shall use their commercially reasonable efforts to cause such audit to be completed, such that Parent may use the audit in the filing of such registration statement. Parent shall use its commercially reasonable efforts to cause the registration statement to be filed and to cause the funding of such second tranche as soon as possible following the Effective Time.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture).

“Release Date” means the date that any Earnout Shares are required to be released pursuant to Section 5.11.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Reserved Holdback Amount” has the meaning set forth in Section 8.07(c).

“Second Tranche Earnout Shares” has the meaning set forth in Section 2.08(a).

“Second Tranche Period” has the meaning set forth in Section 5.11.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Stockholder” and “Stockholders” means holders of Company Common Stock or Company Preferred Stock.

“Stockholders’ Representative” has the meaning set forth in Section 10.13.

“Straddle Period” has the meaning set forth in Section 6.05.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Taxes” means all national or multinational, federal, state, local, foreign, and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales and use, goods and services, harmonized sales, use, employment, franchise, profits, gains, property (real or personal), transfer, payroll, social security contributions, Medicare, Medicaid, license, severance, occupation, premium, windfall profits, environmental, capital stock, withholding, unemployment, disability, registration, value added, estimated, alternative or add on minimum, intangibles, and other taxes, fees, tariffs, stamp taxes, duties (including any customs duties, tariffs, fees and processing charges), charges, levies, or assessments of any kind whatsoever (whether payable directly or by withholding), whether disputed or not, together with any interest and any penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and any liability for the payment of any amounts of the type described above as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period, as a result of a tax sharing, tax allocation, or tax indemnification contract, or as a result of being liable for another Person’s taxes, as a transferee or successor, by contract or otherwise.

“Taxing Authority” means the United States Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, declaration of estimated Tax, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Territory” means each state and territory of the United States of America.

“Third-party Claim” has the meaning set forth in Section 8.05(a).

“Third Tranche Earnout Shares” has the meaning set forth in Section 2.08(a).

“Third Tranche Period” has the meaning set forth in Section 5.11.

“Total Share Consideration” means (without double counting) (i) $10,000,000 less (a) the Closing Indebtedness Payoff Amount, (b) the Post-Closing Indebtedness Payoff Amount, (c) the Company Change of Control Obligations, (d) the Artist Payments, (e) the Parent Promissory Note Outstanding Amount, (f) the Assumed Liabilities, (g) 50% of the amount of the premium paid by Parent or the Surviving Corporation for the D&O Tail Policy (not to exceed 50% of the D&O Cap Amount), (h) the Holdback Amount, (i) the Parent Advance Amount, and (j) the aggregate amount of cash payments, if any, made with respect to Non-Accredited Shares at Closing pursuant to Section 2.08(b)(vii).

“Unresolved Claim” means a Direct Claim or Third Party Claim of a Parent Indemnitee, written notice of which has been delivered prior to the 12-month anniversary of the Effective Time that remains unresolved or unsatisfied as of such date.

ARTICLE II
THE MERGER

Section 2.01 The Merger.  On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, (a) the Merger Sub shall merge with and into the Company and (b) the separate corporate existence of the Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and as a wholly-owned subsidiary of the Parent.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 2.02 Closing.  Subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), at the offices of the Company, or at such other time or on such other date or at such other place as the Company and the Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to the Parent the following:

(i)   at least one Business Day prior to the Closing Date, the Closing Payment Certificate;

(ii) a certificate from the Company, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c));

(iii) The Annual Financial Statements and the Interim Financial Statements;

(iv) The Voting Agreement executed by Company shareholders holding sufficient shares to approve the Merger;

(v) Shareholder approval by the Company shareholders; and

(vi) such other documents or instruments as the Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, the Parent shall:

(i)   pay, out of the Closing Cash Consideration, the Closing Indebtedness Payoff Amount and in accordance with the Closing Payment Schedule;

(ii) deliver to the Company:

(A) such documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the Company, the Parent, and the Merger Sub shall cause Articles of Merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later date or time as may be agreed by the Company and the Parent in writing and specified in the Articles of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 2.06 Articles of Incorporation; Bylaws.  At the Effective Time, (a) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law and (b) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Articles of Incorporation of the Surviving Corporation, or as provided by applicable Law.

Section 2.07 Directors and Officers.  From and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Exhibit C hereto until their respective successors have been duly elected or appointed and qualified or until their respective earlier death, resignation, or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 2.08 Merger Consideration; Effect of the Merger on Capital Stock of the Company and the Merger Sub. The total consideration for the Merger is $10,000,000 (the “Merger Consideration”). The Parties recognize that Parent has funded the Company with the Parent Advance Amount and the Parent Promissory Note Outstanding Amount prior to this Agreement.  In connection with any future Cash Consideration, Parent has the right to prioritize the payment of any Company Indebtedness as set forth in this Agreement in its sole discretion and has the further right to pay directly to Persons to whom the Indebtedness is attributed.  For the avoidance of any doubt, any and all Cash Consideration paid to or on behalf of Company by Parent, including what is set forth below in subparagraphs to this Section 2.08, together with any interest due on the same, will work to reduce the Merger Shares from the Total Share Consideration, such that the Merger Consideration will not exceed $10,000,000.

(a) The total consideration for the Merger shall be $10,000,00 consisting of:

(i)   the Parent Advance Amount;

(ii) the Closing Indebtedness Payoff Amount paid directly to the Persons specified under “Closing Indebtedness Payoff Amount” on the Closing Payment Certificate;

(iii) $750,000 in cash, less Parent Transaction Expenses, to be delivered no later than the Post-Closing Payment Date (the “Post-Closing Indebtedness Payoff Amount”) to the Persons specified under “Post-Closing Indebtedness Payoff Amount” on the Closing Payment Certificate;

(iv) The principal previously delivered by Parent to the Company pursuant to the Parent Promissory Notes, plus interest accrued under the Parent Promissory Notes, at the rate of 5% per annum from the date of advance of principal to the Effective Time (the “Parent Promissory Note Outstanding Amount”), which Parent Promissory Notes and all amounts outstanding thereunder shall be deemed satisfied in full and shall be cancelled without any further action of Parent or the Company as of the Effective Time;

(v) An amount of Assumed Liabilities that equal no more than $3,000,000 as of the Effective Time, as detailed in a balance sheet of the Company dated as of the Effective Time, which will remain outstanding and constitute liabilities of the Surviving Company in the Merger. The term “Assumed Liabilities” shall be defined to include the total of all of the following items as defined under GAAP on the closing balance sheet: accounts payable; accrued liabilities including credit cards; amounts due on notes payable including any amounts due under revenue factoring agreements; accrued interest calculated through the closing date balance sheet; unpaid sales, state or local income taxes payable; amounts due to Parent not credited on the closing statement; accrued performer liabilities and pending cashout requests; unredeemed outstanding notes held by customers; and unpaid payroll liabilities and payroll taxes.

(vi) the aggregate amount of payments due to artists by the Company as of the Closing Date, which will constitute liabilities of the Surviving Corporation (“Artist Payments”);

(vii) the amount of any Company Change in Control Obligations;

(viii) 50% of the amount of the premium paid by Parent or the Surviving Corporation for the D&O Tail Policy (not to exceed 50% of the Cap Amount);

(ix) $1,000,000 (the “Holdback Amount”) to be held by Parent for 12 months following the Effective Time, which shall be delivered in accordance with paragraphs (i) through (vii) of Section 2.08(b), Section 2.09 and Section 8.06; and

(x) Merger Shares, adjusted proportionately where Parent undergoes a corporate action to consolidate its outstanding shares, such as in a reverse split, to be delivered as follows:

(A)  (i) 135,000,000 Merger Shares shall be delivered at Closing to the holders of Company Securities in accordance with paragraphs (i) through (vii) of Section 2.08(b) and Section 2.09;

(B) a number of Merger Shares equal to (i) one fourth (1/4) of the Total Share Consideration less the aggregate value of the Closing Shares determined by multiplying the number of Closing Shares by the Average VWAP,  divided (ii) by the Earnout Price Per Share (the “First Tranche Earnout Shares”) shall be delivered to the holders of Company Securities in accordance with paragraphs (i) through (vii) of Section 2.08(b) and Section 2.09, subject to the conditions in Section 5.11;

(C) a number of Merger Shares equal to (i) one fourth (1/4) of the Total Share Consideration less the aggregate value of the Closing Shares determined by multiplying the number of Closing Shares by the Average VWAP,  divided (ii) by the Earnout Price Per Share (the “Second Tranche Earnout Shares”) shall be delivered to the holders of Company Securities in accordance with paragraphs (i) through (vii) of Section 2.08(b) and Section 2.09, subject to the conditions in Section 5.11;

(D) a number of Merger Shares equal to (i) one fourth (1/4) of the Total Share Consideration less the aggregate value of the Closing Shares determined by multiplying the number of Closing Shares by the Average VWAP,  divided (ii) by the Earnout Price Per Share (the “Third Tranche Earnout Shares”) shall be delivered to the holders of Company Securities in accordance with paragraphs (i) through (vii) of Section 2.08(b) and Section 2.09, subject to the conditions in Section 5.11; and

(E) a number of Merger Shares equal to (i) one fourth (1/4) of the Total Share Consideration less the aggregate value of the Closing Shares determined by multiplying the number of Closing Shares by the Average VWAP,  divided (ii) by the Earnout Price Per Share (the “Fourth Tranche Earnout Shares” and together with any remaining or rolled over First Tranche Earnout Shares, Second Tranche Earnout Shares, and Third Tranche Earnout Shares the “Earnout Shares”) shall be delivered to the holders of Company Securities in accordance with paragraphs (i) through (vii) of Section 2.08(b) and Section 2.09, subject to the conditions in Section 5.11.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) each dollar of the principal amount and accrued interest of each Convertible Promissory Note of the Company outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) the number of the Closing Shares allocated to the Company Convertible Notes as set forth on the Closing Payment Certificate, (B) the number of Earnout Shares allocated to the Company Convertible Notes as set forth on the Closing Payment Certificate, and (C) the portion of the Holdback Amount allocated to the Company Convertible Notes as set forth on the Closing Payment Certificate.

(ii) each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any Non-Accredited Shares) shall be converted into the right to receive: (A) the number of the Closing Shares allocated to each share of Series A Preferred Stock as set forth on the Closing Payment Certificate, (B) the number of Earnout Shares allocated to each share of Series A Preferred Stock as set forth on the Closing Payment Certificate, and (C) the portion of the Holdback Amount allocated to each share of Series A Preferred Stock as set forth on the Closing Payment Certificate.

(iii) each share of Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any Non-Accredited Shares) shall be converted into the right to receive, as set forth in the Closing Payment Certificate: (A) the number of the Closing Shares allocated to each share of Series A-1 Preferred Stock as set forth on the Closing Payment Certificate, (B) the number of Earnout Shares allocated to each share of Series A-1 Preferred Stock as set forth on the Closing Payment Certificate, and (C) the portion of the Holdback Amount allocated to each share of Series A-1 Preferred Stock as set forth on the Closing Payment Certificate.

(iv) each share of Company Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any Non-Accredited Shares) shall be converted into the right to receive, as set forth in the Closing Payment Certificate: (A) the number of the Closing Shares allocated to each share of Series A-2 Preferred Stock as set forth on the Closing Payment Certificate, (B) the number of Earnout Shares allocated to each share of Series A-2 Preferred Stock as set forth on the Closing Payment Certificate, and (C) the portion of the Holdback Amount allocated to each share of Series A-2 Preferred Stock as set forth on the Closing Payment Certificate.

(v) each share of Company Series A-3 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any Non-Accredited Shares) shall be converted into the right to receive, as set forth in the Closing Payment Certificate: (A) the number of the Closing Shares allocated to each share of Series A-3 Preferred Stock as set forth on the Closing Payment Certificate, (B) the number of Earnout Shares allocated to each share of Series A-3 Preferred Stock as set forth on the Closing Payment Certificate, and (C) the portion of the Holdback Amount allocated to each share of Series A-3 Preferred Stock as set forth on the Closing Payment Certificate.

(vi) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any Non-Accredited Shares) shall be converted into the right to receive, as set forth in the  Closing Payment Certificate: (A) the number of the Closing Shares allocated to each share of Company Common Stock as set forth on the Closing Payment Certificate, (B) the number of Earnout Shares allocated to each share of Company Common Stock as set forth on the Closing Payment Certificate, and (C) the portion of the Holdback Amount allocated to each share of Company Stock as set forth on the Closing Payment Certificate.

(vii) each share of capital stock held by a Non-Accredited Holder (“Non-Accredited Shares”) shall be converted into the right to receive, as set forth in the Closing Payment Certificate, a cash payment equal to the amount distributable per share of the applicable class of Company Stock in accordance with the Closing Payment Certificate.

(viii) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(ix) each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 1,000 validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation.

Section 2.09 Surrender and Payment.

(a) At the Effective Time, all Company Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and each Stockholder (and any other holder of a certificate formerly representing any Company Shares) shall cease to have any rights as a stockholder of the Company.

(b) As promptly as practicable after the Effective Time, the Surviving Corporation shall send to each Company Holder a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company and instructions for effecting the surrender of Company Securities, including the certificates representing Company Shares, and receiving the applicable Total Share Consideration as set forth in Section 2.08.

(c) The Parent shall, no later than the later of (i) the Closing Date or (ii) fifteen Business Days after receipt from a Company Holder of a stock certificate or certificates representing such Stockholder’s Company Shares, as applicable, together with a completed Letter of Transmittal any other customary documents that the Parent may reasonably require in connection therewith, deliver to such Company Holder, a stock certificate representing the Closing Shares to which such Company Holder is entitled pursuant to Section 2.08, provided that if such Company Holder holds Non-Accredited Shares, the Parent shall deliver the cash payment, if any, contemplated in Section 2.08(b)(vii) with respect to such Non-Accredited Shares.

(d) The Parent shall, no later than fifteen Business Days after the date that the conditions for the release of any Earnout Shares are satisfied in accordance with Section 5.11, deliver to each Company Holder (other than holders of Non-Accredited Shares), a stock certificate, or at the Company Holder’s discretion, a book entry, representing such Earnout Shares to which such Company Holder is entitled pursuant to Section 2.08 and Section 5.11, provided that such Company holder has previously delivered a stock certificate or certificates representing such Stockholder’s Company Shares, as applicable, together with a completed Letter of Transmittal any other customary documents that the Parent may reasonably require in connection therewith.

(e) The Holdback Amount shall be held by the Parent and released in accordance with Section 8.06.

(f) No holder of Company Securities shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Securities would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with 0.5 being rounded up).

(g) The Parent intends to issue the Merger Shares as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and exemptions from qualification under applicable state securities laws. Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of the Merger Shares pursuant to this Agreement. The Merger Shares will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

(h) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration payable with respect to such shares in accordance with Section 2.08, without any interest thereon, upon the surrender in the manner provided in this Section 2.09. The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.10 No Further Ownership Rights in Company Shares.  All Merger Consideration paid or payable upon the surrender of stock certificates formerly representing Company Shares in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Shares formerly represented by such stock certificates, and from and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation.

Section 2.11 Adjustments.  Without limiting the other provisions of this Agreement, if at any time any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.12 Withholding Rights.  The Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law.  To the extent that amounts are so deducted and withheld by the Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Parent made such deduction and withholding.

Section 2.13 Tax-Free Merger.  The parties hereto intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules that relates to such Section or in another Section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants to the Parent and the Merger Sub that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Qualification of the Company.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted.  Section 3.01(a) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Company Material Adverse Effect.

(b) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby.  The only votes of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement are the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting together as a single class, and a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, in favor of the approval and adoption of this Agreement and approval of the Merger. The shares of Company Common Stock and the Company Preferred Stock subject to the Voting Agreements are sufficient to secure the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock, voting together as a single class, and a majority of outstanding shares of Company Preferred Stock, voting as a separate class, in favor of the approval and adoption of this Agreement and approval of the Merger.  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(c) The Company Board, by resolutions duly adopted by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the applicable provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the Stockholders for their approval, and (iv) recommended that the Stockholders approve this Agreement and the Merger.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, 400,000 shares of Company Series A Preferred Stock, 3,000,000 shares of Company Series A-1 Preferred Stock, 2,000,000 shares of Company Series A-2 and 300,000 shares of Company Series A-3 Preferred Stock Preferred Stock. As of the date hereof, (i) 972,614 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 40,000 shares of Company Series A Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (iii) 246,543 shares of Company Series A-1 Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (iv) 200,000 shares of Company Series A-2 Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (v) 196,522 shares of Company Series A-3 Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and (vi) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company. Each share of Company Preferred Stock is convertible into one (1) share of Company Common Stock. As of the date hereof, the outstanding shares of Company Common Stock and Company Preferred Stock are owned as set forth in Section 3.02(a) of the Company Disclosure Schedule.

(b) The Company has reserved (i) 415,000 shares of Company Common Stock for issuance under the Company’s 2021 Stock Option Plan (the “2021 Plan”), of which options to purchase 393,224 shares of Company Common Stock are outstanding as of the date of this Agreement and (ii)150,000 shares of Company Common Stock for issuance under the Company’s 2009 Stock Option Plan (the “2009 Plan” each of the 2009 Plan and 2021 Plan, a “Plan”), of which options to purchase 76,609 shares of Company Common Stock are outstanding as of the date of this Agreement.  Section 3.02(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding: (i) the name of the holder of such Company Option; (ii)  the number of shares of Company Common Stock that may be purchased pursuant to such Company Option, and (iii) the exercise price per share of Company Common Stock purchasable under such Company Option. All Company options are out of the money, and will be cancelled in connection with the Merger.

(c) Except as described in Section 3.02(b) above, there are no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding.  There is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company, or to grant, any warrant, option, convertible or exchangeable security, or other such right.  There are no declared or accrued unpaid dividends with respect to any Company Shares.  There are no voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares.  No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by the Company.  There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities.

(d) All distributions, dividends, repurchases, and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Organizational Documents of the Company then in effect, any agreement to which the Company then was a party, and in compliance with applicable Law.

(e) There are no shares of treasury stock held by the Company.

Section 3.03 No Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.  The Company is not a participant in any joint venture, partnership, or similar arrangement.

Section 3.04 No Conflicts or Consents in Respect of the Company.  The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent of, notice to, or other action by, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any Contract to which the Company is a party or by which the Company is bound or to which any its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Secretary of State of the State of Delaware.

Section 3.05 Financial Statements.

(a) Complete copies of the Company’s financial statements, which have been audited by a qualified PCAOB auditor, consisting of the balance sheets of the Company as at December 31, 2020 and 2019 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three- and nine-month periods then ended (the “Interim Financial Statements,” and, together with the Annual Financial Statements, the “Financial Statements”) have been delivered to the Parent.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and, in the case of all of the Financial Statements, the absence of notes.  The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”  The Company maintains a standard system of accounting established and administered in accordance with GAAP.  There are no off balance sheet transactions, arrangements, or obligations of or involving the Company.

(b) The Company makes and keeps accurate financial books and records reflecting its assets and maintains commercially reasonable internal accounting controls that provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (c) access to the assets of the Company is permitted only in accordance with management’s authorization; (d) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals; and (e) accounts are recorded accurately in all material respects and commercially reasonable procedures are implemented to effect the collection thereof on a current and timely basis.  There are no significant deficiencies or material weaknesses in either the design or operation of internal controls of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize, and report financial information in a materially accurate manner.

(c) The financial books and records of the Company are sufficient such that the Financial Statements can be audited without a scope limitation, by an independent certified public accounting firm that is registered under the Public Company Accounting Oversight Board, which audited Financial Statements can be included in the Current Report on Form 8-K of the Parent to be filed after the Closing that describes the transactions herein and thereafter can be consolidated into the Parent’s periodic reports to be filed under the Exchange Act.

Section 3.06 Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with GAAP consistently applied, except (a) those that are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 3.07 Absence of Certain Changes, Events, and Conditions.  Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence, or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination, or reclassification of any shares of its capital stock;

(d) issuance, sale, or other disposition of, or creation of any Encumbrance on, any shares of its capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any shares of its capital stock or redemption, purchase, or acquisition of any shares of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) entry into any Contract that would constitute a Material Contract;

(h) incurrence, assumption, or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)   transfer, assignment, sale, or other disposition of any of the material assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(j)   transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements other than in the ordinary course of business;

(k) material damage, destruction, or loss (whether or not covered by insurance) to its property;

(l)   any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, or cancellation of, or material modification to, any Material Contract to which the Company is a party or by which it is bound;

(n) any material capital expenditures;

(o) imposition of any Encumbrance upon any of the Company’s properties, capital stock, or assets, tangible or intangible;

(p) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors, or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor, or consultant;

(q) hiring or promoting any person as or to an officer or any key employee below officer except to fill a vacancy in the ordinary course of business and except as provided in the Employment Agreement;

(r) adoption, modification, or termination of any:  (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant, (ii) Benefit Plan, or (iii) collective bargaining agreement, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers, and employees;

(t)   entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease, or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Parent in respect of any Post-Closing Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Company IP Agreements required to be set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)   each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, equity, or assets of any other Person (whether by merger, sale of stock, or other equity interests, sale of assets, or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and that are not cancellable without material penalty or without more than 90 days’ notice;

(vii) all Contracts relating to Indebtedness of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contract to which the Company is a party that provides for any joint venture, partnership, or similar arrangement by the Company;

(xi) all Contracts between or among the Company, on the one hand, and any Stockholder or any Affiliate of any Stockholder, on the other hand;

(xii) all collective bargaining agreements to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously required to be disclosed pursuant to this Section 3.08(a).

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect.  None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Parent.

Section 3.09 Title to Assets; No Real Property.

(a) The Company has good and valid title to all personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date.  All such properties and assets are free and clear of Encumbrances except for liens for Taxes not yet due and payable and for which adequate reserves have been set aside by the Company (“Permitted Encumbrances”).

(b) The Company does not own or lease any real property.

Section 3.10 Condition and Sufficiency of Assets.  The items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, properties, and assets necessary to conduct the business of the Company as currently conducted.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules lists all Company IP Registrations.  All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.  The Company has provided the Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Company IP Registrations.

(b) Section 3.11(b) of the Disclosure Schedules lists all Company IP Agreements.  The Company has provided the Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder.  Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect.  Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property that is owned by the Company, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.  Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property.  The Company has provided the Parent with true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting, and enforceable.  The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the Company’s business as currently and formerly conducted, and the products, processes, and services of the Company, have not infringed, misappropriated, diluted, or otherwise violated, and do not and, to the Company’s Knowledge will not, infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences, or re-examinations) settled, pending, or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license):  (i) alleging any infringement, misappropriation, dilution, or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability, or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution, or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.12 Insurance.  Section 3.12 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, and other casualty and property insurance maintained by the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Parent.  Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.  The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.  There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights.  The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets or (b) against or by the Company that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.  To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets.

Section 3.14 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties, or assets.

(b) All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 3.14(b) of the Disclosure Schedules lists all current material Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.14(b) of the Disclosure Schedules.

Section 3.15 Employee Matters.

(a) All compensation, including wages, commissions, and bonuses, payable to all employees, independent contractors, or consultants of the Company for services performed have been paid in full and there are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, commissions, or bonuses. The employment of each employee of the Company is terminable at the will of the Company.  Upon termination of the employment of any such employees, no severance or other payments will become due.  All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.  The Company is not, and has not been, a party to, bound by, or negotiating, any collective bargaining agreement or other Contract with a union, works council, or labor organization.

(b) Other than the Benefit Plans listed in Section 3.15(b) of the Disclosure Schedules, no Benefit Plan is or has been maintained or sponsored by, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which the Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

(c) Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events):  (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to severance pay or any other payment or (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual.

Section 3.16 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete, and correct in all material respects.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid or, in the case of Taxes that are not yet due and payable as of the Closing Date, accrued.

(b) The Company has withheld and paid each Tax required to have been withheld and paid (or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Taxing Authority) in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.  The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid.

(g) The Company is not a party to any Action by any Taxing Authority.  There are no pending or threatened Actions by any Taxing Authority.

(h) The Company has delivered to the Parent copies of all federal, state, local, and foreign income, franchise, and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.

(i)   There are no Encumbrances for Taxes upon the assets of the Company (other than for current Taxes not yet due and payable and for which adequate reserves have been set aside by the Company).

(j)   The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing, or Tax allocation agreement or any similar agreement.

(k) No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into, or issued by any Taxing Authority with respect to the Company.

(l)   The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes.  The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract or otherwise.

(m) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)   any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local, or foreign Law; or

(v) any election under Section 108(i) of the Code.

(n) No Stockholder is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.  The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits, or similar items of the Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local, or foreign Law).

(r) All individuals classified by the Company as independent contractors are properly classified as such for applicable Tax purposes.

(s) The Company is not subject to, or required to register for, any value added Taxes.

(t)   The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(u) All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Forms TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of, the Company have been timely filed and all such forms were true, correct, and complete when filed.

(v) The Company has (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted or (ii) delivered or paid all material unclaimed property to its original or proper recipient.  No material asset or property, or material amount of assets or properties, of the Company is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors or employees, nonrefunded over payments, credits, unused gift certificates, or unused prepaid accounts.

(w) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code and has not been requested to do so.

Section 3.17 Books and Records. The minute books and stock record books of the Company have been made available to the Parent, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Board, and any committees of the Company Board, and no meeting, or action taken by written consent, of any such stockholders, Company Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

Section 3.18 Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Stockholder.

Section 3.19 Affiliate Agreements. None of the Stockholders or any of their respective Affiliates or any officer, director, or equivalent of the Company or any of his or her Affiliates or any individual in such officer’s, director’s, or equivalent person’s immediate family:  (a) owns any interest in any property or assets owned, leased, or used by the Company, (b) has a material interest in any customer or supplier of the Company or any provider of products or services to the Company, or (c) is a party to any Contract or other arrangement with the Company (each, an “Affiliate Agreement”), other than salaries, expense reimbursement, and employee benefits in respect of employment in the ordinary course of business.

Section 3.20 Indebtedness.  Section 3.20 of the Disclosure Schedules sets forth a true and complete list of all Indebtedness of the Company and provides (a) the name(s) of the current lender(s) and (b) the outstanding principal balance(s) and all accrued and unpaid interest as of the date hereof.

Section 3.21 Disclaimer of Other Representations and Warranties.  EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE COMPANY, ITS AFFILIATES, ITS STOCKHOLDERS OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ITS BUSINESS, ANY OF THE ASSETS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Reports, the Parent and the Merger Sub represent and warrant to the Company and the Stockholders that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority.  Each of the Parent and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.  Each of the Parent and the Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance by the Parent and the Merger Sub of this Agreement and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Parent and the Merger Sub and no other corporate proceedings on the part of the Parent and the Merger Sub are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Parent and the Merger Sub, and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of the Parent and the Merger Sub enforceable against the Parent and the Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.02 No Conflicts; Consents.  The execution, delivery, and performance by the Parent and the Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Parent or the Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent or the Merger Sub; or (c) require the consent, notice, or other action by any Person under any Contract to which the Parent or the Merger Sub is a party.  No consent, approval, Permit, Governmental Order, or declaration of, filing with, or notice to, any Governmental Authority is required by or with respect to the Parent or the Merger Sub in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Certificate of Designation with the Secretary of State of the State of Nevada, and (iii) such other consents, approvals, authorizations, orders, registrations, filings, or qualifications that shall have been obtained or made on or prior to the Closing Date as may be required by the securities or blue sky laws of the various states and the Securities Act in connection with the issuance of the Parent Shares.

Section 4.03 No Prior Merger Sub Operations.  The Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or the Merger Sub.

Section 4.05 Sufficiency of Funds.  At the Closing, the Parent will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings.  There are no Actions pending or, to the Parent’s knowledge, threatened against or by the Parent or any Affiliate of the Parent that (a) has had or would reasonably be expected to have a Parent Material Adverse Effect or (b) challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.  To the Parent’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 SEC Reports.

(a) The Parent (i) has timely filed or furnished all reports, registration statements, proxy statements, prospectuses, and other materials, together with any amendments required to be made with respect thereto, that it was required to file with or furnish to the Commission pursuant to the Securities Act or the Exchange Act, and all such reports, registration statements, proxy statements, prospectuses, other materials, and amendments have complied in all material respects with all legal requirements relating thereto, and (ii) has paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule, and definitive proxy statement filed with or furnished to the SEC by the Parent pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Parent SEC Reports”) is publicly available. No Parent SEC Report, at the time filed, furnished, or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Parent SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of the Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 4.08 Capitalization.  As of the date hereof, the authorized capital stock of Parent consists of (i) 2,000,000,000 shares of Parent Common Stock, par value $0.0001 per share, (ii) 20,000,000 shares of Parent Preferred Stock, par value $0.0001 per share, of which 5,000,000 shares are designated as Series A Convertible Preferred Stock of Parent (“Parent Series A Stock”). As of the date hereof, (i) 1,413,767,124 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non assessable, (ii) 4,250,579 shares of Parent Series A Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non assessable, (iii) 15,000,000 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding options or future awards under Parent’s 2012 Stock Incentive Plan, and 368,400,000 shares for an equity purchase agreement by and between by Parent and GHS Investments. As of the date hereof, except for the conversion privileges of the outstanding shares of Parent Series A Stock, options and convertible debt, there are no outstanding options, warrants, or other agreements relating to the issuance of capital stock of Parent or obligating Parent to issue or sell any shares of its capital stock Upon issuance pursuant to the terms hereof, the Parent Shares shall be validly issued, fully paid, non-assessable, and outstanding and will not have been issued in violation of or subject to any preemptive or similar rights. The Parent has reserved and shall keep available out of its authorized but unissued Parent Common Stock, such number of shares sufficient to issue the Closing Shares, Earnout Shares and Holdback Shares at the time of issuance. No approval from the holders of outstanding shares of Parent Common Stock or Parent Preferred Stock is required in connection with the Parent’s issuance of the Parent Shares to the Company Holders or the consummation of the transactions contemplated pursuant to this Agreement, unless Parent is required to hold a meeting or written consent of the shareholders in order to increase the authorized Parent Common Stock, or execute a reverse split or other recapitalization.

Section 4.09 Financial Statements.

(a) The financial statements of the Parent and its subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Parent and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity, and consolidated financial position of the Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the Commission, in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of the Parent and its subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  As of the date hereof, BF Borgers CPA PC has not resigned (or informed the Parent that indicated it intends to resign) or been dismissed as independent public accountants of the Parent as a result of or in connection with any disagreements with the Parent on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b) Neither the Parent nor any of its subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Parent and its subsidiaries or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Parent and its subsidiaries included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past or otherwise disclosed in any Parent SEC Report filed since such Quarterly Report on Form 10-Q, or (iii) in connection with this Agreement and the transactions contemplated hereby.

Section 4.10 Permits; Compliance with Applicable Laws.  The Parent and each of its subsidiaries hold all Permits that are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights, and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such Permit or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, a Parent Material Adverse Effect and, to the knowledge of the Parent, no suspension or cancellation of any such necessary Permit has, prior to the date hereof, been threatened in writing.  The Parent and each of its subsidiaries are in compliance in all material respects with all applicable Laws relating to the Parent or any of its subsidiaries, except where the failure to be in such compliance would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 4.11 Absence of Material Adverse Effect.  Since September 30, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business Prior to the Closing.

(a) Conduct of Business of the Company.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Parent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice and (y) use reasonable best efforts to maintain and preserve intact the current organization, business, and franchise of the Company and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company.  Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(i)   preserve and maintain all of its Permits;

(ii) pay all of its debts, Taxes, and other obligations when due;

(iii) maintain the properties and assets owned, operated, or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v) defend and protect its properties and assets from infringement or usurpation;

(vi) perform all of its obligations under all Contracts relating to or affecting its properties, assets, or business;

(vii) maintain its books and records in accordance with past practice;

(viii) comply in all material respects with all applicable Laws; and

(ix) not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.07 to occur.

(b) Conduct of Business of the Parent.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Stockholders’ Representative (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), the Parent shall not amend the Parent’s articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Parent Common Stock.

Section 5.02 Access to Information.  From the date hereof until the Closing, the Company shall (a) afford the Parent and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, business plans, Contracts, and other documents and data related to the Company; (b) furnish the Parent and its Representatives with such financial, operating, intellectual property, and other data and information related to the Company as the Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with the Parent in its investigation of the Company.  Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  No investigation by the Parent or other information received by the Parent shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or Representatives, directly or indirectly, to (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than the Parent or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (B) the sale, lease, exchange, or other disposition of any portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company, or any of its Representatives) advise the Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal and the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its or his Affiliates and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its or his obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its or his Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)   respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(c) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Stockholders shall, subsequent to the Closing, cooperate with the Parent and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, the Stockholders shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Stockholders provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company with Governmental Authorities in the ordinary course of business consistent with past practice, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission, or attendance, it being the intent that the parties will consult and cooperate with one another and consider in good faith the views of one another in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.04 shall require, or be construed to require, the Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of the Parent, the Company, or any of their respective Affiliates; (ii) pay any amounts (other than the payment of filing fees and expenses and fees of counsel); (iii) commence or defend any litigation; (iv) any limitation on, or changes or restrictions in, the operations of any assets, businesses, or interests of the Parent’s or any of its Affiliate’s businesses; or (v) any material modification or waiver of the terms and conditions of this Agreement, including any waiver any of the conditions set forth in Article VII.

Section 5.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parent and the Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each a “D&O Indemnified Party”) as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.05 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend, and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned).

(c) As promptly as practicable following the Closing, the Surviving Corporation shall obtain and fully pay for “tail” insurance policies with a claims period of no less than two (2) years from the Effective Time with coverage, amount, terms, and conditions that are reasonably satisfactory to the Parent and the Stockholders Representative (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”), provided that the Surviving Corporation shall not be required to pay more than $75,000 in premiums for the D&O Tail Policy (the “D&O Cap Amount”) and the Surviving Corporation shall use its reasonable efforts to obtain the maximum coverage reasonably available within the limits of the D&O Cap Amount.  The Parent shall deliver to the Stockholder Representative a copy of such D&O Tail Policy and reasonable documentation of the payment of the premium for such policy, along with such other information as the Stockholder Representative may reasonably request. During the term of the D&O Tail Policy, the Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(d) The obligations of the Parent and the Surviving Corporation under this Section 5.05 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Party to whom this Section 5.05 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.05 applies shall be third-party beneficiaries of this Section 5.05, each of whom may enforce the provisions of this Section 5.05).

(e) In the event the Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.05.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise.  Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.05 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.06 Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII.

Section 5.07 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.08 Affiliate Agreements.  Prior to the Closing, the Company shall terminate all Affiliate Agreements with respect to which there could be further or continuing liability or obligation on the part of the Parent or any of its Affiliates (including, after the Closing, the Company) without any further or continuing liability on the part of the Parent or any of its Affiliates (including, after the Closing, the Company).

Section 5.09 Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or the Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or the Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.10 Reservation of Parent Shares.  The Parent shall reserve a sufficient number of shares of Parent Common Stock to fulfill its obligations under this Agreement. If required, Parent will hold a shareholder meeting or written consent to increase its authorized shares of Common Stock in order to have sufficient shares to issue as Merger Shares.

Section 5.11 Earnout.

(a) General. Following the Effective Time, Zach Bair, as Parent’s representative, and Evan Lowenstein, as the Stockholders’ Representative, shall work together in good faith to develop and adopt an operating plan and budget (an “Operating Plan”) for the operation of the Surviving Company’s business during the Earnout Period, substantially in accordance with the assumptions and budget set forth on Schedule 5.11, provided that the adoption of any such Operating Plan shall be in the Parent’s discretion.  If Parent and the Stockholders’ Representative agree an Operating Plan, the Parent shall use its commercially reasonable efforts to manage the Surviving Corporation and the business of the Surviving Corporation in good faith in accordance with the Operating Plan and in any event, regardless of whether Parent and the Stockholders’ Representative agree an Operating Plan, Parent shall use commercially reasonable good faith efforts to achieve the performance targets and metrics set forth in Section 5.11(b) hereto during the Earnout Period (the “Earnout Targets”).  During the Earnout Period, Parent shall provide the Stockholders’ Representative with quarterly progress reports on the Surviving Corporation’s performance of the Operating Plan (if an Operating Plan is adopted) and progress toward the Earnout Targets and shall provide the Stockholders’ Representative with such additional information as the Stockholders’ Representative may request regarding the operations of the Surviving Corporation to allow the Stockholders’ Representative to verify such progress reports.

(b) Release of Earnout Shares.

(i)   First Tranche Earnout Target.  If, during the period beginning on April 1, 2022 and ending on September 30, 2022 (the “First Tranche Period”), the Surviving Corporation  achieves EBITDA of $0 or more, not taking into account any future Roblox business, if any, all of the First Tranche Earnout Shares shall be released and delivered to the Stockholders’ Representative for distribution to the Company Holders in accordance with Section 2.08.

(ii) Second Tranche Earnout Target.  If, during the period beginning on October 1, 2022 and ending on March 31, 2023 (the “Second Tranche Period”), the Surviving Corporation  achieves EBITDA of $300,000 or more, not taking into account any future Roblox business, if any, all of the Second Tranche Earnout Shares shall be released and delivered to the Stockholders’ Representative for distribution to the Company Holders in accordance with Section 2.08.  In addition, if the cumulative EBITDA during the First Tranche Period and the Second Tranche Period is $300,000 or more, any previously unreleased First Tranche Earnout Shares shall be released and delivered to the Stockholders’ Representative for distribution to the Company Holders in accordance with Section 2.08.

(iii) Third Tranche Earnout Target. If, during the period beginning on April 1, 2023 and ending on September 30, 2023 (the “Third Tranche Period”), the Surviving Corporation  achieves EBITDA of $500,000 or more, not taking into account any future Roblox business, if any, all of the Third Tranche Earnout Shares shall be released and delivered to the Stockholders’ Representative for distribution to the Company Holders in accordance with Section 2.08.  In addition, if the cumulative EBITDA during the First Tranche Period, the Second Tranche Period and Third Tranche Period is $800,000 or more, any previously unreleased First Tranche Earnout Shares and Second Tranche Earnout Shares shall be released and delivered to the Stockholders’ Representative for distribution to the Company Holders in accordance with Section 2.08.

(iv) Fourth Tranche Earnout Target. If, during the period beginning on October 1, 2023 and ending on March 31, 2024 (the “Fourth Tranche Period”), the Surviving Corporation  achieves EBITDA of $700,000 or more, not taking into account any future Roblox business, if any, all of the Fourth Tranche Earnout Shares shall be released and delivered to the Stockholders’ Representative for distribution to the Company Holders in accordance with Section 2.08.  In addition, if the cumulative EBITDA during the First Tranche Period, the Second Tranche Period, Third Tranche Period and Fourth Tranche Period is $1,500,000 or more, any previously unreleased First Tranche Earnout Shares, Second Tranche Earnout Shares and Third Tranche Earnout Shares shall be released and delivered to the Stockholders’ Representative for distribution to the Company Holders in accordance with Section 2.08

(v) Extended Earnout Period. If (A) during any Extended Earnout Month the Surviving Corporation achieves EBITDA of $125,000, and (B) at the end of the Fourth Tranche Period any Earnout Shares have not been released, the Earnout Period shall be extended automatically to March 31, 2025.  If the Surviving Corporation achieves cumulative EBITDA of $1,500,000 during the period beginning on April 1, 2022 and ending on March 31, 2025 all previously unreleased Earnout Shares from all prior periods shall be released.

“Extended Earnout Month” means any of January 2024, February 2024 or March 2024.

(c) Forfeiture of Earnout Shares. Any Earnout Shares not required to be released pursuant to this Section 5.11 at the end of the Earnout Period, as it may be extended pursuant to Section 5.11(b)(v), shall be forfeited and the Company Holders’ rights in and to such Earnout Shares shall terminate.

(d) Acceleration on Change of Control. If there is a Parent Change of Control at any time prior to the end of the Earnout Period, as it may be extended pursuant to Section 5.11(b)(v), all Earnout Shares shall be released as of the effective date of the Parent Change of Control to the Stockholder Representative for distribution to the Company Holders in accordance with Section 2.08 without regard to progress toward or achievement of any Earnout Targets.

(e) Objections to Earnout Statements. On each Release Date, Parent shall deliver to the Stockholders’ Representative a statement of the Surviving Corporation’s EBITDA for the applicable measurement period and the calculation of the Earnout Shares to be delivered on such Release Date, plus reasonable supporting documentation (an “Earnout Statement”).  Parent shall provide the Stockholders’ Representative and its legal and financial advisors with such additional information as the Stockholders’ Representative may reasonably request in its review of the Earnout Statement.  The Stockholders’ Representative may object to any part of the Earnout Statement by delivery of written notice of objection (a “Notice of Objection”) describing in reasonable detail the reasons for objection within sixty (60) days following delivery of the Earnout Statement. If a Notice of Objection is not timely delivered, the Earnout Statement shall be deemed final and binding.  If a Notice of Objection is timely delivered, Parent and the Stockholders’ Representative shall attempt in good faith to resolve such disagreement as promptly as practical, provided that if Parent and the Stockholders’ Representative fail to resolve such objections within thirty (30) days of delivery of the Notice of Objection (the “Negotiation Period”), upon the request of Parent or the Stockholders’ Representative, the parties will attempt in good faith to resolve the dispute by mediation in New York administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved matter shall be settled by final and binding arbitration in New York, administered by the AAA in accordance with its Commercial Arbitration Rules. Each of Parent and the Stockholders’ Representative shall bear (i) one-half of the mediator’s and arbitrator’s fee and any administrative fees associated with the mediation and arbitration and (ii) all of its own attorneys’ fees and costs, provided that the arbitrator, in its sole discretion, may award reasonable fees to the prevailing party in a proceeding.  The parties agree that the dispute resolution procedure described in this section shall not apply to any matter other than disputes arising under this Section 5.11, and any dispute regarding the interpretation of this Agreement, the rights and obligations of the parties under this Agreement or other matters not involving this Section 5.11 shall be resolved pursuant to Section 10.10.

ARTICLE VI
TAX MATTERS

Section 6.01 Taxes. All Taxes on or with respect to the Company that are attributable to any Pre-Closing Tax Period shall be for the sole account of the Company Holders.  All Taxes on or with respect to the Company that are attributable to any Post-Closing Tax Period shall be for the sole account of the Parent.

Section 6.02 Certain Tax Covenants.

(a) Without the prior written consent of the Parent, prior to the Closing, the Company, its Representatives, and the Company Holders shall not make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Parent or the Surviving Corporation in respect of any Post-Closing Tax Period.  The Company agrees that the Parent is to have no liability for any Tax resulting from any action of the Company, any of its Representatives, or the Company Holders.  The Company Holders shall indemnify and hold harmless the Parent against any such Tax in accordance with Section 6.07.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Stockholders when due.  The Stockholders shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Parent shall cooperate with respect thereto as necessary).

Section 6.03 Termination of Existing Tax Indemnity, Tax Sharing, and Tax Allocation Agreements.  Any and all existing, whether written or not, Tax indemnity agreements, Tax sharing agreements, Tax allocation agreements, and any similar agreement binding upon the Company shall be terminated as of the Closing Date and all payments thereunder settled immediately prior to the Closing Date with no payments permitted to be made thereunder on and after the Closing Date.  After the Closing Date, neither the Company nor the Parent, nor any of the Parent’s Affiliates and their respective Representatives (other than the Stockholders), shall have any further rights or liabilities thereunder.

Section 6.04 Tax Returns.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) The Stockholders’ Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period (other than the Straddle Period).  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method (unless required by Law) and shall be submitted by the Stockholders’ Representative to the Parent (together with schedules, statements, and, to the extent requested by the Parent, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return.  If the Parent objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify the Stockholders’ Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, the Parent and the Stockholders’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items.  If the Parent and the Stockholders’ Representative are unable to reach such agreement within 10 days after receipt by the Stockholders’ Representative of such notice, the disputed items shall be resolved by an independent public accountant mutually agreed upon by the Parent and the Stockholders’ Representative (the “Independent Accountant”) and any determination by the Independent Accountant shall be binding, final, and non-appealable.  The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require.  If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Stockholders’ Representative and then amended to reflect the Independent Accountant’s resolution.  The costs, fees, and expenses of the Independent Accountant shall be borne equally by the Parent and the Stockholders.  The preparation and filing of any Tax Return of the Company, other than the Tax Returns specifically identified in the first sentence of this Section 6.04(b), shall be exclusively within the control of the Parent.

Section 6.05 Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount that would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06 Cooperation and Exchange of Information.  The Stockholders’ Representative and the Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities.  Each of the Stockholders and the Parent shall retain all Tax Returns, schedules and work papers, records, and other documents in his or its possession relating to Tax matters of the Company or Taxes of the Stockholders related to the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.  Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records, and other documents in its or his possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholders or the Parent (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Indemnities.

(a) The Company Holders (other than the Non-Accredited Holders) shall, subject to the limitations in Section 8.04(d), be severally and not jointly responsible for and shall indemnify and hold the Company, the Parent, the Surviving Corporation, and each other Parent Indemnitee harmless against (i) any and all Taxes imposed on or payable by the Company for any Pre-Closing Tax Period; (ii) any and all Taxes attributable to the Pre-Closing Tax Period for which the Company is held liable under Treasury Regulation Section 1.1502-6; (iii) any and all Taxes of any Person other than the Company imposed on the Company as a transferee, indemnitor, or successor, by contract, pursuant to any Tax law, or otherwise which Taxes relate solely to an event or transaction occurring or relating to the Pre-Closing Tax Period or the agreements referenced in Section 6.03; (iv) any and all Losses incurred or sustained by, or imposed upon, any Parent Indemnitee based upon, arising out of, with respect to, or by reason of any breach or inaccuracy of any of the representations set forth in Section 3.16; and (v) any and all costs and expenses incurred by any Parent Indemnitee in connection with any and all Actions regarding any Taxes for which any Stockholder is required to reimburse the Parent Indemnitees pursuant to this Section 6.07.

(b) Except for Section 8.06, Section 8.07, Section 8.08, Section 8.09, and Section 8.10, this Section 6.07 shall be the sole provision governing indemnities for Taxes and the breach or inaccuracy of any of the representations set forth in Section 3.16.

Section 6.08 Control of Audit or Tax Litigation.  The Parent will control any and all Actions regarding any Taxes for which any Company Holder is required to indemnify the Parent, the Company, or any other Parent Indemnitee pursuant to Section 6.07.  The Parent will (and will cause its Affiliates to) permit the Stockholders’ Representative to review and comment on any documents in connection with such Action and will take any reasonable comments into consideration before filing any document.  If the Stockholders’ Representative or any Company Holder is subject to or receives notice of an audit of any Company Holder or other Action against any Company Holder relating to Taxes and such audit or other Action would reasonably be expected to (a) have an adverse effect on the Parent, the Surviving Corporation, or the Surviving Corporation’s assets or (b) subject the Parent or the Surviving Corporation to any liability, in each case as a result of such audit or other Action, then the Stockholders’ Representative will promptly notify the Parent of the same in writing upon receipt of such notice or upon becoming aware of such audit or other Action and will keep the Parent timely apprised of any developments in any such audit or litigation.

Section 6.09 Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.16 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

Section 6.10 Overlap.  To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of the Parent and the Merger Sub.  The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company and/or the Stockholders contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and the Stockholders shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, the Company and the Stockholders shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against the Parent, the Merger Sub, the Company, or any Stockholder that would prevent the Closing. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) All approvals, consents, and waivers that are required to be listed on Section 3.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Parent at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(f) The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

Section 7.02 Conditions to Obligations of the Company and the Stockholders.  The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Parent and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Parent and the Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Parent and the Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) From the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Parent Material Adverse Effect.

(e) The Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.16 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in Section 3.01 (Organization and Qualification of the Company), Section 3.02 (Capitalization), Section 3.18 (Brokers), Section 4.01 (Organization and Authority), and Section 4.04 (Brokers) (the “Fundamental Representations”) shall survive indefinitely.  All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI, which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By the Company Holders.  Subject to the other terms and conditions of this ARTICLE VIII, the Company Holders (other than Non-Accredited Holders), severally and not jointly, in accordance with such Company Holder’s Indemnity Proportion shall indemnify and defend each of the Parent and its Affiliates (including the Company and the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement (other than in respect of Section 3.16, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, undertaking, or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to ARTICLE VI); or

(c) any claim made by any Person relating to such Person’s rights with respect to the calculations and determinations set forth on the Closing Payment Certificate, including any Company Transaction Expenses, Closing Indebtedness Payoff Amount or Post-Closing Indebtedness Payoff Amount.

Section 8.03 Indemnification By the Parent.  Subject to the other terms and conditions of this ARTICLE VIII, the Parent shall indemnify and defend each Company Holder and its or his Affiliates and their respective Representatives (collectively, the “Company Holder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Holder Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Parent and the Merger Sub contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement, undertaking, or obligation to be performed by the Parent or the Merger Sub pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations.  The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Company Holders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $92,500 (the “Basket”), in which event the Company Holders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Company Holders shall be liable pursuant to Section 8.02(a) shall not exceed the Holdback Amount (the “Cap”).

(b) The Parent shall not be liable to the Company Holder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event the Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of fraud or any inaccuracy in or breach of any Fundamental Representation.

(d) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims for equitable remedies, and claims based on fraud or willful breach or intentional misrepresentation, payment from the Holdback Amount shall be the sole and exclusive source of recovery by the Parent Indemnitees. Except for indemnifiable Losses arising directly from a Company Holder’s own fraud, the liability of each Company Holder for indemnifiable Losses pursuant to this Article VIII or Article VI shall not exceed the amount of the total Merger Consideration payable to such Company Holder.  Except in the case of indemnifiable Losses arising directly as a result of fraud or willful breach or intentional misrepresentation committed by such Company Holder, any payment required to be made by a Company Holder under this Agreement shall be made from such Company’s Holder’s share of the Holdback Amount.

(e) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty and the amount of any Losses incurred or suffered in connection with such breach or inaccuracy shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures.  The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third-party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third-party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third-party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.  In the event that the Indemnifying Party assumes the defense of any Third-party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third-party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third-party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, and defend such Third-party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-party Claim.  The Stockholders and the Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-party Claim, including making available records relating to such Third-party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-party Claim.

(b) Settlement of Third-party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b).  If a firm offer is made to settle a Third-party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-party Claim, the Indemnifying Party may settle the Third-party Claim upon the terms set forth in such firm offer to settle such Third-party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned).

(c) Direct Claims.  Any Action by an Indemnified Party on account of a Loss that does not result from a Third-party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Parent’s and Surviving Corporation’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims.  Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including any such claim in respect of a breach of the representations and warranties in Section 3.16 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments; Release of Holdback Amount.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII (“Finally Determined Loss”), the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds, provided that any Finally Determined Losses payable by a Company Holder first shall be satisfied by deducting the amount of such Finally Determined Losses from such Company Holder’s portion of the Holdback Amount.

(b) On the 12-month anniversary of the Effective Time, Parent shall deliver to the Stockholders’ Representative a number of Merger Shares determined by dividing (i) to the Holdback Amount, less the amount of any Finally Determined Losses and any Unresolved Claims, by (ii) the Holdback Price Per Share, which shall be delivered to the Company Holders in accordance with paragraphs (i) through (vii) of Section 2.08(b) and Section 2.09.  At such time, Parent shall also deliver to the Stockholders’ Representative, a reasonably detailed statement of all amounts deducted from the Holdback Amount.

(c) Once an Unresolved Claim is finally resolved, any Finally Determined Losses shall be deducted from the portion of the Holdback Amount that was retained by the Parent as security for such Unresolved Claim (a “Reserved Holdback Amount”), and Parent shall deliver to the Stockholders’ Representative a number of Merger Shares determined by dividing (i) such Reserved Holdback Amount less such Finally Determined Losses deducted from such Reserved Holdback Amount, by (ii) the Holdback Price Per Share, which shall be delivered by the Stockholders’ Representative to the Company Holders in accordance with paragraphs (i) through (vii) of Section 2.08(b) and Section 2.09.

Section 8.07 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation.  The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.01 or Section 7.02, as the case may be.

Section 8.09 Exclusive Remedies.  Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.10 No Circular Recovery.  Each Company Holder hereby agrees that he or it will not make any claim for indemnification against the Parent, the Company, or the Surviving Corporation by reason of the fact that such Company Holder was a Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract, or otherwise) with respect to any claim brought by a Parent Indemnitee against any Company Holder relating to this Agreement or any of the transactions contemplated hereby.  With respect to any claim brought by a Parent Indemnitee against any Company Holder relating to this Agreement or any of the transactions contemplated hereby, each Company Holder expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against the Company with respect to any amounts such Company Holder is liable for pursuant to the indemnification provisions set forth in ARTICLE VI or this ARTICLE VIII.

ARTICLE IX
TERMINATION

Section 9.01 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Parent;

(b) by the Parent by written notice to the Company if:

(i)   neither the Parent nor the Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy, or failure has not been cured by the Company within 10 days of the Company’s receipt of written notice of such breach from the Parent; or

(ii) any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2022, unless such failure shall be due to the failure of the Parent to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to the Parent if:

(i)   the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Parent or the Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy, or failure has not been cured by the Parent or the Merger Sub within 10 days of the Parent’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2022, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it or them prior to the Closing; or

(d) by the Parent or the Company in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in ARTICLE IX, and ARTICLE X; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices.  All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a) If to the Parent:

VNUE, Inc.

104 W. 29th Street 11th Floor

New York, NY 10001

E-mail: zach.bair@vnue.com

with a copy (which shall not constitute notice) to:

The Doney Law Firm

Durango Drive, Suite 165

4955 Las Vegas, Nevada 89113

Attn:  Scott Doney, Esq.

E-mail:  scott@doneylawfirm.com

If to the Company:

Stage It Corp.

622 Ponte Villas N

Baltimore MD 21230

E-mail: EvanLowenstein@gmail.com (a copy of any notice to the Company must be e-mailed to constitute delivery)

with a copy (which shall not constitute notice) to:

Andrew Abramowitz

Andrew Abramowitz, PLLC

565 Fifth Avenue

9th Floor

New York, New York 10017

Fax: (212) 972-8883

Email: aa@aalegalnyc.com

(b) If to the Stockholders or the Stockholders’ Representative:

Evan Lowenstein

622 Ponte Villas N

Baltimore MD 21230

E-mail: EvanLowenstein@gmail.com (a copy of any notice to the Stockholders’ Representative must be e-mailed to constitute delivery)

with a copy (which shall not constitute notice) to:

Andrew Abramowitz

Andrew Abramowitz, PLLC

565 Fifth Avenue

9th Floor

New York, New York 10017

Fax: (212) 972-8883

Email: aa@aalegalnyc.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, Disclosure Schedules hereto and delivered concurrently herewith, and the Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries.  Except as provided in Section 5.05, Section 6.07, and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver.  Prior to the Effective Time, this Agreement may be amended, modified, or supplemented by an agreement in writing signed by each party hereto with the approval of their respective Boards of Directors.  Following the Effective Time, this Agreement may be amended, modified, or supplemented by an agreement in writing signed by the Stockholders’ Representative and Parent. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Stockholders’ Representative.

(a) Evan Lowenstein (such person and any successor or successors being the “Stockholders’ Representative”) shall act as the representative of the Company Holders, and shall be authorized to act on behalf of the Company Holders and to take any and all actions required or permitted to be taken by the Stockholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnitee or a Company Holder Indemnitee (as the case may be) for indemnification pursuant to Article VIII (including, without limitation, the exercise of the power to (i) authorize the delivery of payments from the Holdback amount to a Parent Indemnitee in satisfaction of claims by a Parent  Indemnitee, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing). In all matters relating to Article VIII, the Stockholders’ Representative shall be the only party entitled to assert the rights of the Company Holders, and the Stockholders’ Representative shall perform all of the obligations of the Company Holders hereunder. The Parent Indemnitees shall be entitled to rely on all statements, representations, and decisions of the Stockholders’ Representative.

(b) The Company Holders shall be bound by all actions taken by the Stockholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Stockholders’ Representative shall promptly, and in any event within five (5) business days, provide written notice to the Company Holders of any action taken on behalf of them by the Stockholders’ Representative pursuant to the authority delegated to the Stockholders’ Representative under this Section 10.13. The Stockholders’ Representative shall at all times act in his, her or its capacity as Stockholders’ Representative in a manner that the Stockholders’ Representative believes to be in the best interest of the Company Holders. Neither the Stockholders’ Representative nor any of its directors, officers, agents, or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement.

(c) Each Company Holder shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such Company Holder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under this Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful misconduct.

(d) Notwithstanding anything to the contrary herein, the Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Holder any Merger Consideration to which such Company Holder is entitled under this Agreement and the Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Holder unless the Stockholders’ Representative is expressly authorized to do so in a writing signed by such Company Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have, as of the date first written above, (i) executed this Agreement or (ii) caused this Agreement to be executed by their respective officers thereunto duly authorized, as applicable.

THE PARENT:

VNUE INC.

By:
Zach Bair, Chief Executive Officer

THE COMPANY:

STAGE IT CORP.

By:
Name:
Title:

THE MERGER SUB:

VNUE ACQUISITION CORP.

By:
Zach Bair, Chief Executive Officer

THE STOCKHOLDERS’ REPRESENTATIVE:

Evan Lowenstein

Signature Page to Agreement and Plan of Merger